Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of April 26, 2007, is made by and between MFIC CORPORATION, a Delaware corporation (the “Company”), and JACK M. SWIG, an adult individual (the “Executive”).  The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Executive is currently employed as the Company’s Vice President Corporate Development, Investor Relations Manager and General Counsel; and

WHEREAS, the Company and the Executive desire to clarify the terms of the Executive’s employment as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties do hereby agree as follows:

1.             Duties.  The Company shall employ the Executive as its Vice President Corporate Development, Investor Relations Manager and General Counsel and the Executive shall have the customary duties, responsibilities and authority normally associated with each of those positions, consistent with past practices, and such additional duties as the Company’s board of directors (the “Board”) may, from time to time, assign to the Executive of the type normally assigned to a senior executive.

2.             Term.  The Company shall employ Executive as its Vice President Corporate Development, Investor Relations Manager and General Counsel until at least June 30, 2008 (the “Target Date”).  Following the Target Date, the Company shall continue to employ the Executive as an “at will” employee and may terminate the Executive’s employment for any reason or no reason.

3.             Salary and Benefits.  The Executive’s base salary shall be $150,000.00 per year.  The Company shall continue to provide the Executive with those other benefits currently provided, with such increases to the same as the Board may, from time to time, grant.  The Company shall not reduce the Executive’s salary or benefits at any time prior to the Target Date, provided, however, that non-monetary benefits may be reduced from time to time so long as such changes effect all of the Company’s senior management on an equal basis.

4.             Termination and Severance.

a.             In the event that on or before the Target Date (i) the Company shall terminate the Executive’s employment with the Company for Cause (as defined below), (ii) the Executive shall voluntarily terminate his employment with the Company for a reason other than Good Reason (as defined below), or (iii) the Executive shall die or become Permanently Disabled (as defined below), the Company shall be under no obligation to provide the Executive with any compensation or severance package except for salary and benefits accrued prior to termination and as otherwise required by applicable law.

b.             In the event that the Company shall terminate the Executive’s employment with the Company on or before the Target Date without Cause or the Executive shall voluntarily terminate his employment with the Company for Good Reason, the Executive shall be entitled to receive, in addition to those benefits required by applicable law, an amount equal to (i) the value of his base salary through and including the Target Date plus (ii) an amount equal to six (6) months of his base salary, at the rate in effect on the date the Executive’s employment was terminated, but not less than the amount set forth in Section 3 above ((i) and (ii) together defined as the “Severance Payment”).  The Severance Payment will be payable to the Executive in equal amounts over the period between the date the Executive’s employment is terminated and December 31, 2008, in accordance with the Company’s standard payroll practices then in effect.  The Company shall provide the Executive (and his spouse, if applicable) with medical and dental insurance coverage, on substantially the same level as that provided on the date the Executive’s employment with the Company was terminated, through and including December 31, 2008, provided, however, that the Executive will be responsible for the same applicable co-payments as when employed.  The Company will continue to provide the Executive with pre-existing life insurance coverage for his benefit from the date the Executive’s employment with the Company was terminated through and including December 31, 2008.

c.             Upon written notice given by the Executive to the Company at least thirty (30) days prior to the Target Date, the Executive shall be entitled to terminate his employment with the Company, effective as of the Target Date, and, upon such termination, be entitled to receive, in addition to those benefits required by applicable law, an amount equal to six (6) months of his base salary, at the rate in effect on the Target Date (the “Termination Payment”).  The Termination Payment will be payable to the Executive in equal amounts over the period between the Target Date and December 31, 2008, in accordance with the Company’s standard payroll practices then in effect.  The Company shall provide the Executive (and his spouse, if applicable) with medical and dental insurance coverage, on substantially the same level as that provided on the Target Date, through and including December 31, 2008, provided, however, that the Executive will be responsible for the same applicable co-payments as when employed.  The Company will continue to provide the Executive with pre-existing life insurance coverage for his benefit from the Target Date through and including December 31, 2008.

d.             In the event that the Executive does not exercise his right to receive the Termination Payment in accordance with subsection (c) above and continues his employment with the Company after the Target Date, the Executive will nonetheless be entitled to receive an amount equal to the Termination Payment if the Company terminates his employment after the Target Date without Cause.

5.             Definitions.

a.             “Cause” shall mean (i) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive becoming Permanently Disabled); (ii) the Executive’s willful material breach of this Agreement or any material policy of the Company or its subsidiaries applicable to him that has been disclosed to him which, if capable of cure, has not been cured within ten (10) business days after written notice of such breach delivered to the Executive by the Company; (iii) the Executive’s willful misconduct, or conduct reasonably deemed by the Board to be grossly negligent, with respect to the performance of his duties that is materially injurious to the Company, its subsidiaries, stockholders, employees or customers, monetarily or otherwise, which, if capable of cure, has not been cured within ten (10) business days following written notice of such violation delivered to the Executive by the Company; or (iv) the conviction of the Executive, or plea of guilty or nolo contendere, with respect to (A) any felony, (B) any act of fraud, theft, or financial dishonesty with respect to the Company or any of its subsidiaries or their respective stockholders, or (C) any other crime involving dishonesty, disloyalty or fraud with respect to not less than $5,000.  Notwithstanding the foregoing, the Executive’s Employment hereunder shall not be deemed to be terminated for Cause except by action of the Board, acting in good faith.

b.             “Good Reason” shall mean the occurrence of any of the following events, unless such event occurs with the Executive’s express prior written consent: (A) any change to the Executive’s duties that are materially inconsistent with the Executive’s position, duties or responsibilities hereunder, unless such change is cured within ten (10) business days after written notice thereof to the Company from the Executive; (B) any material breach of this Agreement by the Company (or any successor or assignee of the Company), unless such breach is cured within ten (10) business days after receiving written notice of the breach from the Executive; or (C) the principal offices of the Company are relocated, or the Executive is required to perform his services from, outside the Boston metropolitan area.

c.             “Permanently Disabled” shall mean the expiration of a continuous period of 120 days during which the Executive is unable to perform his assigned duties due to physical or mental incapacity, as reasonably determined by the Board in good faith after consulting with such medical advisers as the Board shall see fit.

6.             Survival.  The obligation of the Company to make the Severance Payment or the Termination Payment shall survive the termination of this Agreement, the termination of the Executive’s employment with the Company, a change in control of the Company, the sale or other disposition of substantially all of the assets of the Company (including a statutory merger where the Company is not the surviving party) and the passage of the Target Date on the terms stated herein.

7.             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.             Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof.

9.             Counterparts.  This Agreement may be executed in separate counterparts, including via facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

10.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

11.           Choice of Law.  This Agreement will be governed by the internal law, and not the laws of conflicts that would give effect to the laws of another jurisdiction, of the Commonwealth of Massachusetts.

12.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

COMPANY:
MFIC CORPORATION
a Delaware corporation

By:	/s/ Robert P. Bruno
Name: Robert P. Bruno
Title: President & COO

EXECUTIVE:

/s/ Jack M. Swig
Jack M. Swig